October 5, 2016

Mr. William J. McCall
62 Whittemore Avenue
Cambridge, MA 02140

Dear Bill:

This is to acknowledge that we have received your notice of retirement from GCP Applied Technologies Inc. (the “Company”), effective March 30, 2017 (“Retirement Date”). We appreciate your dedicated service to the Company and wish you well. As discussed, the Company would like your assistance during a transition period so that you can participate in the hiring and on-boarding process for your successor as well as other transition matters. Accordingly, the purpose of this letter is to set forth additional terms of your employment during this transition period.

Provided that you (i) remain employed by the Company in good standing through your Retirement Date, (ii) provide reasonable assistance in the hiring and on-boarding process of your successor and other transition matters, and (iii) continue performing the requirements of your current position until at least the hire date for your successor (“Hire Date”), the Company will pay to you a transition bonus equal to four hundred seventy thousand dollars ($470,000) (the “Transition Bonus”). You will also be eligible for welfare benefits continuation for a period of one year after your Retirement Date, provided that you make the required contributions to the Company. The Transition Bonus shall be paid to you within thirty (30) days after your Retirement Date in a single lump sum payment, minus deductions or withholdings required by applicable law. In addition, if, as of your Retirement Date, the Company has not paid bonuses pursuant to the Company’s Annual Incentive Compensation Plan for the 2016 fiscal year (“FY16 AICP Bonus”), you shall be entitled to receive payment of your FY16 AICP Bonus, if any. If payable pursuant to the previous sentence, the FY16 AICP Bonus shall be determined based on actual performance and shall be payable to you at the same time and in the same manner as set forth by the terms of the applicable plan.

Effective as of the Hire Date, you will cease serving as an executive officer of the Company, but will remain as a Company employee through and including your Retirement Date. From the Hire Date through and including your Retirement Date, the Company shall continue to pay to you your current level of salary, subject to review and adjustment in the ordinary course and consistent with past practices. Commencing as of the Hire Date, you will be eligible for benefits commensurate with the position of a non-officer of the Company.

Except for the payments and benefits provided for herein, and any vested benefits you may have under Company benefit plans, you are not entitled to any other payments or benefits from the Company as a result of your retirement. Upon your retirement, any outstanding Company equity awards will be treated in accordance with the terms and conditions contained in the respective award agreement under which such awards were granted.

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You acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company or its subsidiaries, your employment with the Company is “at will” and may be terminated by either you or the Company at any time and for any reason. This letter shall be binding upon any successor of the Company or its businesses in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place. This letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to its conflict of law rules. This letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

Please indicate your understanding and acceptance of this agreement by signing below. Bill, thank you for your valued services to the Company.

Sincerely,

Gregory E. Poling        William J. McCall

/s/ Gregory E. Poling     /s/William J. McCall

Date: October 5, 2016

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